EXHIBIT 99.1
News from Xerox Holdings Corporation

Xerox Releases First-Quarter Results
Returns to year‑over‑year adjusted1 operating margin growth with 240 basis points expansion; revenue trajectory improved and liquidity strengthened in Q1

Financial Summary

Q1 2026
•Revenue of $1.85 billion, up 26.7 percent, or 23.6 percent in constant currency1. On a pro forma2 basis, revenue is down 3.7 percent.
•GAAP net (loss) of $(105) million, or $(0.84) per share, down $15 million or $0.09 per share, year-over-year, respectively.
•Normalized Adjusted3 net (loss) of $(10) million, or $(0.11) per share, down $3 million or $0.02 per share, year-over-year, respectively.
•Adjusted1 net (loss) of $(51) million, or $(0.43) per share, down $47 million or $0.37 per share, year-over-year, respectively.
•Adjusted1 operating income of $72 million, up $50 million year-over-year.
•Adjusted1 operating margin of 3.9 percent, up 240 basis points year-over-year.
•Operating cash flow of $(144) million, down $55 million year-over year, reflecting expected Q1 seasonality.
•Free cash flow1 of $(165) million, down $56 million year-over-year. Full-year free cash flow guidance of approximately $250 million is unchanged, implying greater than $400 million of cash generation over the remaining three quarters.

NORWALK, Conn., April 30, 2026 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2026 first-quarter results.

“This quarter’s results demonstrated tangible progress as revenue and profit trajectory improved, adjusted1 operating margin expanded, and we further enhanced our liquidity,” said Louie Pastor, chief executive officer at Xerox. “When I took this role, I was unequivocal that we must be clear about our priorities — stabilize revenue, increase profitability and reduce leverage — and establish credibility by executing on them one quarter at a time. I am genuinely optimistic about the future of this business and confident we are closer to an inflection point than the external narrative suggests. Reaffirming our 2026 guidance reflects that confidence.”

Strategic Milestones

Q1 2026
•Lexmark synergies on plan; reaffirm at least $300 million of integration synergies
•Print sales pipeline materially higher vs. this time last year
•Production Installs increased 31% year-over-year, partly fueled by the Proficio launch
•Q1 IT Solutions bookings and billings growth of 32% and 21%, respectively
•Raised $450 million through a newly formed IP joint venture with TPG Angelo Gordon
•Repurchased $101 million face value of 2028 Senior Notes

First-Quarter Key Financial Results

(in millions, except per share data)	Q1 2026	Q1 2025	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue	$1,846	$1,457	26.7% AC 23.6% CC1	(3.7)% AC
Gross Profit	$549	$426	$123	$(16)
Gross Margin	29.7%	29.2%	50 bps	20 bps
RD&E %	3.5%	2.9%	(60) bps
SAG %	23.3%	25.9%	260 bps
Pre-Tax (Loss)	$(73)	$(67)	$(6)
Pre-Tax (Loss) Margin	(4.0)%	(4.6)%	60 bps
Gross Profit - Adjusted[1]	$560	$433	$127	$(33)
Gross Margin - Adjusted[1]	30.3%	29.7%	60 bps	(60) bps
Operating Income - Adjusted[1]	$72	$22	$50
Operating Income Margin - Adjusted[1]	3.9%	1.5%	240 bps
GAAP Diluted (Loss) per Share	$(0.84)	$(0.75)	$(0.09)
Normalized Diluted (Loss) Per Share – Adjusted[3]	$(0.11)	$(0.09)	$(0.02)
Diluted (Loss) Per Share - Adjusted[1]	$(0.43)	$(0.06)	$(0.37)
First-Quarter Segment Results

(in millions)	Q1 2026	Q1 2025	B/(W) YOY	Pro Forma[2] B/(W) YOY
Revenue
Print and Other	$1,692	$1,294	30.8%	(3.5)%
IT Solutions	156	164	(4.9)%	(4.9)%
Intersegment Elimination[4]	(2)	(1)	NM	NM
Total Revenue	$1,846	$1,457	26.7%	(3.7)%
Profit
Print and Other	$87	$41	112.2%	(7.4)%
IT Solutions	6	5	20.0%	20.0%
Corporate Other[5]	(21)	(24)	(12.5)%	(25.0)%
Total Profit	$72	$22	NM	1.4%
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1.Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
2.Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition. ITsavvy results for the full first quarter of 2026 and 2025 are included in our consolidated results. Accordingly, there are no pro forma impacts related to the IT Solutions segment.
3.Normalized adjusted net (loss) includes tax benefits of $41 million in Q1 2026 and ($3) million in Q1 2025, which are not included in adjusted earnings. This represents the tax effects associated with pre-tax (losses) generated in U.S. and UK entities subject to full valuation allowances.
4.Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
5.Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.

2026 Guidance 1
•Revenue: Above $7.5 billion
•Adjusted 2 Operating Income: $450-$500 million
•Free cash flow2: ~ $250 million
Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted2 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, gain on early extinguishment of debt, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted 2 operating income and margin, which exclude the EPS adjustments noted above, except the tax expense charge related to the establishment of a valuation allowance against certain deferred tax assets, as well as the remainder of Other (income) expenses, net from pre-tax loss and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow 2, which is operating cash flow less capital expenditures.
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1 Our Q1 results and guidance do not reflect any potential refund benefits associated with the recent Supreme Court ruling on IEEPA tariffs as the related refund process had not been clarified as of March 31st.
2 Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statement
This presentation and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.
Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Transformation; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.
These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.
Media Contact:
Justin Capella, Xerox, Justin.Capella@xerox.com
Investor Contact:
Greg Stein, Xerox, Greg.Stein@xerox.com
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Xerox® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2026	2025
Revenues
Sales	$920	$557
Services, maintenance, rentals and other	926	900
Total Revenues	1,846	1,457
Costs and Expenses
Cost of sales	600	382
Cost of services, maintenance, rentals and other	697	649
Research, development and engineering expenses	64	42
Selling, administrative and general expenses	430	378
Restructuring and related costs, net	45	(1)
Amortization of intangible assets	30	10
Divestitures	—	(4)
Non-financing interest expense	84	33
Other (income) expenses, net	(31)	35
Total Costs and Expenses	1,919	1,524
Loss before Income Taxes(1)	(73)	(67)
Income tax expense	32	23
Net Loss	(105)	(90)
Less: Preferred stock dividends, net	(4)	(4)
Net Loss attributable to Common Shareholders	$(109)	$(94)

Basic Loss per Share	$(0.84)	$(0.75)
Diluted Loss per Share	$(0.84)	$(0.75)
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(1)Referred to as "Pre-tax (loss)" throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2026	2025
Net Loss	$(105)	$(90)

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(77)	105
Unrealized gains (losses), net	4	(2)
Changes in defined benefit plans, net	40	(21)
Other Comprehensive (Loss) Income, Net	(33)	82

Comprehensive Loss, Net	$(138)	$(8)

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$585	$512
Accounts receivable (net of allowance of $73 and $73, respectively)	1,218	1,122
Billed portion of finance receivables (net of allowance of $3 and $3, respectively)	43	46
Finance receivables, net	476	510
Inventories	1,043	1,016
Other current assets	415	362
Total current assets	3,780	3,568
Finance receivables due after one year (net of allowance of $42 and $42, respectively)	797	846
Equipment on operating leases, net	292	299
Land, buildings and equipment, net	378	390
Intangible assets, net	891	921
Goodwill, net	2,201	2,222
Deferred tax assets	96	98
Other long-term assets	1,467	1,479
Total Assets	$9,902	$9,823
Liabilities and Equity
Short-term debt and current portion of long-term debt	$165	$231
Accounts payable	1,548	1,498
Accrued compensation and benefits costs	223	235
Accrued expenses and other current liabilities	1,266	1,258
Total current liabilities	3,202	3,222
Long-term debt	4,281	4,016
Pension and other benefit liabilities	1,037	1,068
Post-retirement medical benefits	156	159
Other long-term liabilities	697	685
Total Liabilities	9,373	9,150

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	131	128
Additional paid-in capital	1,192	1,183
Retained earnings	2,320	2,444
Accumulated other comprehensive loss	(3,344)	(3,311)
Xerox Holdings shareholders’ equity	299	444
Noncontrolling interests	6	5
Total Equity	305	449
Total Liabilities and Equity	$9,902	$9,823

Shares of Common Stock Issued and Outstanding	130,776	128,044

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2026	2025
Cash Flows from Operating Activities
Net Loss	$(105)	$(90)

Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	100	60
Provisions	18	18
Gain on early extinguishment of debt	(56)	—
Net gain on sales of businesses and assets	2	(3)
Divestitures	—	(4)
Stock-based compensation	9	12
Restructuring and asset impairment charges	44	(1)
Payments for restructurings	(21)	(18)
Non-service retirement-related costs	21	18
Contributions to retirement plans	(36)	(34)
Increase in accounts receivable and billed portion of finance receivables	(106)	(12)
Increase in inventories	(49)	(137)
Increase in equipment on operating leases	(32)	(30)
Decrease in finance receivables	66	128
Increase in other current and long-term assets	(38)	(16)
Increase in accounts payable	58	89
Decrease in accrued compensation	(8)	(30)
Decrease in other current and long-term liabilities	(9)	(48)
Net change in income tax assets and liabilities	12	(2)
Other operating, net	(14)	11
Net cash used in operating activities	(144)	(89)
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(21)	(20)
Proceeds from sales of businesses and assets	2	27
Acquisitions, net of cash acquired	—	1
Other investing, net	(5)	(2)
Net cash (used in) provided by investing activities	(24)	6
Cash Flows from Financing Activities
Net proceeds (payments) on debt	255	(104)
Dividends	(10)	(39)
Other financing, net	(3)	(16)
Net cash provided by (used in) financing activities	242	(159)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1
Increase (decrease) in cash, cash equivalents and restricted cash	72	(241)
Cash, cash equivalents and restricted cash at beginning of period	565	631
Cash, Cash Equivalents and Restricted Cash at End of Period	$637	$390

First Quarter 2026 Overview
In the first quarter of 2026, overall market trends improved compared to 2025, when demand was affected by DOGE-related spending reductions, tariff uncertainty, and the government shutdown. The February 2026 Supreme Court ruling on tariffs is expected to have a net positive impact on Xerox’s cost structure. However, those benefits are expected to be slightly more than offset by higher memory prices, and oil prices. To date, none of these factors have impacted overall demand, apart from certain international markets with exposure to the Middle East conflict.
First quarter 2026 reflects the benefits of the Lexmark acquisition and Xerox’s Transformation1 efforts. These gains are complemented by a more unified go-to-market model, increasing partner validation, and strategic initiatives to enhance long-term profitability, positioning the company for sustained operational and financial improvements.
Equipment sales of $378 million in the first quarter 2026 increased 33.1% in actual currency and 30.7% in constant currency2, compared to the first quarter 2025, and included a 38.0-percentage point benefit from the Lexmark acquisition. Total equipment installations increased 98.0%, including the impact of the Lexmark acquisition, partially offset by declines in legacy Xerox installations, primarily in the entry-and mid-range color equipment categories. Excluding the Lexmark acquisition, equipment sales declined 4.9% in actual currency due to lower installations, partially offset by entry market lead generation initiatives. On a pro forma3 basis, first quarter 2026 equipment sales revenue declined 2.3%, primarily reflecting the impacts noted above, partially offset by modest growth from Lexmark.
Post sale revenue of $1,314 million in the first quarter 2026 increased 30.1% in actual currency and 26.5% in constant currency2, compared to the first quarter 2025, and included a 35.3-percentage point benefit from the Lexmark acquisition. Excluding the Lexmark acquisition, post sale revenue declined 5.2% in actual currency primarily reflecting lower equipment service revenue and managed print services. Post sale revenue was also adversely impacted by intentional reductions in non-strategic revenue, including the exit of certain production print manufacturing operations in prior years, as well as a decline in financing revenue reflecting the continued sales of finance receivables to our various funding affiliates and lower originations. On a pro forma3 basis, first quarter 2026 revenue decreased 3.8%, primarily reflecting the impacts noted above.
IT Solutions revenue of $154 million in the first quarter 2026 declined 5.5% in actual currency and 6.2% in constant currency2, compared to the first quarter 2025. The decline was primarily driven by a mix of revenue subject to net classifications, revenue deferrals and impacts from component cost increases.
Pre-tax (loss) of $(73) million for the first quarter 2026 increased by $6 million compared to pre-tax (loss) of $(67) million in the first quarter 2025. Pre-tax (loss) margin of (4.0)% improved 0.6-percentage points compared to first quarter 2025 pre-tax (loss) margin of (4.6)% and included a 2.3-percentage point benefit from the Lexmark acquisition. The improvement in the first quarter 2026 pre-tax (loss) margin was primarily due to higher revenue and gross profit, including Transformation-related1 cost reductions, productivity actions, and lower Other (income) expenses, net. The decrease in Other (income) expenses, net reflects a gain on the early repayment of a portion of the 2028 Senior Unsecured Notes in the first quarter 2026, and the absence of commitment fees incurred in the first quarter 2025 related to borrowings in support of the Lexmark acquisition. These benefits were partially offset by higher Restructuring and related costs, net and higher Amortization of intangible assets, SAG and RD&E, driven by the Lexmark acquisition. On a pro forma3 basis first quarter 2026 pre-tax (loss) margin improved by 1.7-percentage points primarily reflecting the impacts noted above.
First quarter 2026 adjusted2 operating income margin of 3.9% increased by 2.4-percentage points compared to first quarter 2025, and included an approximate 3.0-percentage point benefit from the Lexmark acquisition. The increase primarily reflects productivity and cost savings related to Transformation actions, and the benefit of the Lexmark acquisition. These benefits were partially offset by lower legacy Xerox revenue, as well as reduced gross profit, reflecting product cost increases and an unfavorable revenue mix, including declines in managed print services and equipment service revenue. On a pro forma3 basis first quarter 2026 adjusted2 operating margin increased by 0.2-percentage points primarily reflecting the impacts noted above, as well as the impact of the Lexmark acquisition.
For full-year 2026, we continue to expect revenue above $7.5 billion in constant currency2, adjusted2 operating income in the range of $450 million to $500 million, and free cash flow2 of approximately $250 million. Free cash flow2 guidance reflects higher interest expense related to funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026, partially offset by a reduction in capital expenditures and improvements in working capital and other items. The remainder of our guidance assumptions remain unchanged.
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(1)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(3)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Financial Review
Revenues

	Three Months Ended March 31,					% of Total Revenue
(in millions)	2026	2025	% Change	CC % Change	Pro Forma(1) % Change	2026	2025
Equipment sales	$378	$284	33.1%	30.7%	(2.3)%	21%	20%
Post sale revenue(2)	1,314	1,010	30.1%	26.5%	(3.8)%	71%	69%
IT Solutions(3)	154	163	(5.5)%	(6.2)%	(5.5)%	8%	11%
Total Revenue	$1,846	$1,457	26.7%	23.6%	(3.7)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Loss:
Equipment sales	$378	$284	33.1%	30.7%	(2.3)%
Supplies, paper and other sales(2)	437	168	160.1%	155.7%	(2.0)%
IT Products(3)	105	105	—%	—%	—%
Sales	$920	$557	65.2%	30.7%	(1.9)%

Services, maintenance, rentals and other(2)	$816	$763	6.9%	3.2%	(3.0)%
Xerox Financial Services(2)	61	79	(22.8)%	(26.5)%	(22.8)%
IT Services(3)	49	58	(15.5)%	(16.8)%	(15.5)%
Services, maintenance, rentals and other	$926	$900	2.9%	(0.3)%	(5.3)%

Segments(4)
Print and Other	$1,692	$1,294	30.8%	27.4%	(3.5)%	92%	89%
IT Solutions	156	164	(4.9)%	(5.9)%	(4.9)%	8%	11%
Intersegment elimination (5)	(2)	(1)	NM	NM	NM	—%	—%
Total Revenue	$1,846	$1,457	26.7%	23.6%	(3.7)%	100%	100%
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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition. ITsavvy results for the full first quarter of 2026 and 2025 are included in our consolidated results. Accordingly, there are no pro forma impacts related to the IT Solutions segment.
(2)Post sale revenue includes Supplies, paper and other sales, Service, maintenance, rentals and other, and Xerox Financial Services. Refer to Reportable Segments - Print and Other, for further information.
(3)IT Solutions includes IT Products and IT Services provided by the IT Solutions segment. Refer to Reportable Segments - IT Solutions, for further information.
(4)Refer to Appendix II, Reportable Segments, for definitions.
(5)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2026	2025	B/(W)		Pro Forma(1) B/(W)
Gross Profit	$549	$426	$123		$(16)
RD&E	64	42	(22)		10
SAG	430	378	(52)		29

Equipment Gross Margin	10.8%	27.9%	(17.1)	pts.	(0.3)	pts.
Post sale Gross Margin	34.6%	29.6%	5.0	pts.	0.5	pts.
Total Gross Margin	29.7%	29.2%	0.5	pts.	0.2	pts.
RD&E as a % of Revenue	3.5%	2.9%	(0.6)	pts.	0.4	pts.
SAG as a % of Revenue	23.3%	25.9%	2.6	pts.	0.7	pts.

Pre-tax (Loss)	$(73)	$(67)	$(6)		$36
Pre-tax (Loss) Margin	(4.0)%	(4.6)%	0.6	pts.	1.7	pts.

Adjusted(2) Operating Income	$72	$22	$50		$1
Adjusted(2) Operating Income Margin	3.9%	1.5%	2.4	pts.	0.2	pts.
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(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(2)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other (Income) Expenses, Net

	Three Months Ended March 31,
(in millions)	2026	2025
Interest income	$(3)	$(2)
Non-service retirement-related costs	21	18
Currency losses, net	5	—
Gain on early extinguishment of debt	(56)	—
Commitment fee expense	—	18
All other expenses, net	2	1
Other (income) expenses, net	$(31)	$35

Reportable Segments
Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate. We have two operating and reportable segments – Print and Other and IT Solutions.
Segment Review

	Three Months Ended March 31,
(in millions)	Print and Other	IT Solutions	Total Segment	Intersegment Elimination(1)	Corporate Other(2)	Total
2026
Revenues	$1,692	$156	$1,848	$(2)	$—	$1,846
% of Total Revenue	92%	8%	100%
Segment Profit	$87	$6	$93	—	$(21)	$72
Segment Margin(3)	5.1%	3.9%	5.0%			3.9%

2025
Revenues	$1,294	$164	$1,458	$(1)	$—	$1,457
% of Total Revenue	89%	11%	100%
Segment Profit	$41	$5	$46	—	$(24)	$22
Segment Margin(3)	3.2%	3.1%	3.2%			1.5%

2025 Pro Forma(4)
Revenues	$1,753	$164	$1,917	$(1)	$—	$1,916
% of Total Revenue	91%	9%	100%
Segment Profit	$94	$5	$99	—	$(28)	$71
Segment Margin(3)	5.4%	3.1%	5.2%		NM	3.7%
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(1)Reflects primarily IT hardware, software solutions and services, sold by the IT Solutions segment to the Print and Other segment.
(2)Corporate Other reflects certain administrative and general expenses, which primarily relate to corporate functions, and are not allocated to either of our reportable segments.
(3)Segment margin is based on total revenue. IT Solutions segment margin is net of Intersegment Elimination.
(4)Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition. Refer to the "Pro Forma Basis" section for an explanation of this measure. ITsavvy results for the full first quarter of 2026 and 2025 are included in our consolidated results. Accordingly, there are no pro forma impacts related to the IT Solutions segment.

Print and Other
The Print and Other segment includes the design, development and sale of document management systems, supplies, and services as well as associated financing and technology-related offerings, digital and print-related software products and services. This segment also includes our recent Lexmark Acquisition, and Xerox Financial Services. Refer to Appendix II, Reportable Segments, for definitions.
Revenue

	Three Months Ended March 31,
(in millions)	2026	2025	% Change	CC % Change	Pro Forma(1) % Change
Equipment sales	$378	$284	33.1%	30.7%	(2.3)%

Supplies, paper and other sales	437	168	160.1%	155.7%	(2.0)%
Services, maintenance, rentals and other	816	763	6.9%	3.2%	(3.0)%
Xerox Financial Services	61	79	(22.8)%	(26.5)%	(22.8)%
Post sale revenue	1,314	1,010	30.1%	26.5%	(3.8)%

Total Print and Other Revenue	$1,692	$1,294	30.8%	27.4%	(3.5)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.

(1)Refer to the "Pro Forma Basis" section for an explanation of this measure. Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Detail by product group is shown below.

	Three Months Ended March 31,				% of Equipment Sales
	As Reported				As Reported
(in millions)	2026	2025	% Change	CC % Change	2026	2025
Entry	$135	$43	214.0%	212.7%	36%	15%
Mid-range	198	198	—%	(2.1)%	52%	70%
High-end	40	40	—%	(1.0)%	11%	14%
Other	5	3	66.7%	66.7%	1%	1%
Equipment Sales (1)	$378	$284	33.1%	30.7%	100%	100%
_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.

IT Solutions
The IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe. Refer to Appendix II, Reportable Segments, for definitions.

Revenue

	Three Months Ended March 31,
(in millions)	2026	2025	% Change	CC % Change
IT Products(1)	$105	$105	—%	—%
IT Services(2)	49	58	(15.5)%	(16.8)%
Intersegment revenue (3)	2	1	NM	NM
Total IT Solutions	$156	$164	(4.9)%	(5.9)%
__________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.

(1)IT Products reflect the sale of IT hardware and software solutions. Hardware product sales include the sale of notebooks, network communications and other endpoint devices, desktop computers and other IT hardware. Software product sales include deployments of cloud and security solutions, endpoint security application suites, operating systems, other applications and network management solutions.
(2)IT Services reflect revenue associated with the implementation of IT solutions, including product lifecycle, deployment and network monitoring services, and managed services.
(3)Reflects primarily IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Forward-Looking Statements
This press release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “would”, “could”, “can”, “should”, “targeting”, “projecting”, “driving”, “future”, “plan”, “predict”, “may” and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. These statements reflect management’s current beliefs and assumptions and are subject to a number of other factors that may cause actual results to differ materially.

Such factors include but are not limited to: applicable market conditions; global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Transformation; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of capital, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that we may be subject to new or heightened regulatory or operation risks as a result of our, or third parties,’ use or anticipated use of artificial intelligence technologies; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; our ability to successfully integrate the Lexmark business and realize the anticipated benefits thereof, including expected synergies; and other factors that are set forth from time to time in the Company’s Securities and Exchange Commission filings, including the combined Annual Report on Form 10-K of Xerox Holdings and Xerox Corporation.

These forward-looking statements speak only as of the date hereof or of the date to which they refer, and the Company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the first quarter 2026 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net (Loss) and (Loss) per share (Adjusted EPS)
•Adjusted Effective Tax Rate
•Normalized Adjusted Net (Loss) and (Loss) per share
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our Transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our Transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other (income) expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which are related to current employee service as well as the cost of our defined contribution plans.

Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain major or significant strategic M&A projects. These costs are primarily for third-party legal, accounting, consulting and other similar types of professional services as well as potential legal settlements that may arise in connection with those M&A transactions. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we exclude these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
Discrete, unusual or infrequent items: We excluded the following item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends.
•Inventory-related impact - exit of certain Production Print manufacturing operations
•Gain on early extinguishment of debt
•Divestitures
•Transformation-related costs
•Lexmark - fixed asset-related purchase accounting adjustment
•Commitment fee expense
•PARC donation - income tax
•Deferred tax asset valuation allowance
Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) and margin amounts. In addition to the costs and expenses noted above as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other (income) expenses, net, which include certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance, rentals and other, as well as fixed asset-related purchase accounting adjustments related to the recent acquisition of Lexmark.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to repurchase debt, fund acquisitions, and pay dividends.

Adjusted Net (Loss) and (Loss) per share reconciliation

	Three Months Ended March 31,
	2026		2025
(in millions, except per share amounts)	Net Loss	Diluted EPS	Net Loss	Diluted EPS
Reported(1)	$(105)	$(0.84)	$(90)	$(0.75)
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—		7
Restructuring and related costs, net	45		(1)
Amortization of intangible assets	30		10
Divestitures	—		(4)
Gain on early extinguishment of debt(2)	(56)		—
Non-service retirement-related costs	21		18
Transformation-related costs(3)	2		6
Transaction and related costs, net	4		3
Lexmark - fixed asset-related purchase accounting adjustment	11		—
Commitment fee expense(4)	—		18
PARC Donation Income Tax	—		9
Deferred tax asset valuation allowance(5)	8		50
Income tax on adjustments(6)	(11)		(30)
Adjusted	$(51)	$(0.43)	$(4)	$(0.06)

Tax effects associated with U.S. and U.K. losses (7)	41		(3)
Normalized Adjusted	$(10)	$(0.11)	$(7)	$(0.09)

Dividends on preferred stock used in adjusted EPS calculation(8)		$4		$4

Weighted average shares for adjusted EPS(8)		129		125
Fully diluted shares at end of period(9)		131
_____________
(1)Net Loss and Loss per Share. First quarter 2026 Net Loss and Diluted Loss per Share included a $56 million gain on the early extinguishment of debt, or $0.43 per diluted share. First quarter 2025 Net Loss and Diluted Loss per Share include a charge to tax expense related to the establishment of $59 million of valuation allowances, or $0.47 per diluted share, and $14 million of after-tax financing-related charges, or $0.14 per diluted share, related to our recently completed debt offering.
(2)Reflects the early repayment of a portion of our 5.500% Senior Unsecured Notes due August 2028 (the "2028 Senior Unsecured Notes").
(3)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(4)Primarily reflects fees associated with the 2025 private offering of $400 million in aggregate principal amount of 10.25% Senior Secured First Lien Notes and $400 million aggregate principal amount of 13.5% Senior Secured Second Lien Notes Due in 2031.
(5)Reflects the establishment of a valuation allowance against certain deferred tax assets to reflect their realizability.
(6)Refer to Adjusted Effective Tax Rate reconciliation.
(7)Normalized adjusted net (loss) includes tax benefits of $41 million in Q1 2026 and ($3) million in Q1 2025, which are not included in adjusted earnings. This represents the tax effects associated with pre-tax (losses) generated in U.S. and UK entities subject to full valuation allowances.
(8)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(9)Reflects common shares outstanding at March 31, 2026, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the first quarter 2026. Excludes potentially dilutive common shares associated with our Series A convertible preferred stock, shares granted under stock-based compensation programs, as well as warrants and convertible notes, all of which were anti-dilutive for the first quarter 2026.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended March 31,
	2026			2025
(in millions)	Pre-Tax Loss	Income Tax Expense	Effective Tax Rate	Pre-Tax Loss	Income Tax Expense	Effective Tax Rate
Reported(1)	$(73)	$32	(43.8)%	$(67)	$23	(34.3)%
Income tax on PARC donation(2)	—	—		—	(9)
Deferred tax asset valuation allowance(2)	—	(8)		—	(50)
Non-GAAP adjustments(2)	57	11		57	30
Adjusted	$(16)	$35	(218.8)%	$(10)	$(6)	60.0%
___________
(1)Pre-tax loss and income tax expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended March 31,
	2026			2025
(in millions)	(Loss) Profit	Revenue	Margin	(Loss) Profit	Revenue	Margin
Reported(1)	$(105)	$1,846		$(90)	$1,457
Income tax expense	32			23
Pre-tax loss	$(73)	$1,846	(4.0)%	$(67)	$1,457	(4.6)%
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—			7
Lexmark - fixed asset-related purchase accounting adjustment	11			—
Restructuring and related costs, net	45			(1)
Amortization of intangible assets	30			10
Divestitures	—			(4)
Transformation-related costs(2)	2			6
Transaction and related costs, net	4			3
Non-financing interest expense(3)	84			33
Other (income) expenses, net (4)	(31)			35
Adjusted	$72	$1,846	3.9%	$22	$1,457	1.5%
_____________
(1)Net (Loss) and Revenues.
(2)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(3)Reflects interest expense primarily related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings and general corporate purposes, as well as interest related to the funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026.
(4)Includes non-service retirement-related costs, as well as a gain of $56 million related to the early repayment of a portion of our 5.500% Senior Unsecured Notes due August 2028 (the "2028 Senior Unsecured Notes").

Adjusted Gross Profit and Margin

	Three Months Ended March 31,
(in millions)	2026		2025
Revenue(1)	$1,846		$1,457
Cost of revenue (1)	(1,297)		(1,031)
Gross Profit and Margin	549	29.7%	426	29.2%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	—		7
Lexmark - fixed asset-related purchase accounting adjustment	11		—
Adjusted Gross Profit and Margin	$560	30.3%	$433	29.7%
_____________
(1)Total Revenues and cost of revenues

Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2026	2025
Reported(1)	$(144)	$(89)
Capital expenditures	(21)	(20)
Free Cash Flow	$(165)	$(109)
_____________
(1)Net cash used in operating activities.

GUIDANCE
Adjusted Operating Income

(in millions)	Fiscal Year 2026
Estimated Pre-tax (loss)	~ $(170)
Adjustments:
Restructuring and related costs, net	70
Amortization of intangible assets	120
Non-financing interest expense	340
Other expenses, net(1)	115
Estimated Adjusted Operating Income(2)	~ $450 - $500
_____________
(1)Other expenses, net includes approximately $85 million related to non-service retirement-related costs.
(2)Adjusted pre-tax income reflects the adjusted operating income guidance midpoint of $475 million.

Free Cash Flow

(in millions)	Fiscal Year 2026
Estimated Net cash provided by operating activities	~$350
Capital expenditures	(100)
Estimated Free Cash Flow	~$250

Pro Forma Basis
To better understand the trends in our business, we discuss our 2026 operating results by comparing them against 2025 pro forma results. The 2025 pro forma results include estimated results of Lexmark. Lexmark is included in our 2025 results as of July 1, 2025, the effective date of acquisition.
We refer to comparisons against these adjusted results as “pro-forma” basis comparisons. The pro forma information has been prepared in accordance with Article 11 of Regulation S-X, "Pro Forma Financial information.” The pro forma information is presented to facilitate comparisons with our results following the acquisition. Lexmark's 2025 historical results have been adjusted to reflect the costs of financing the transactions, fair value adjustments related to inventory, real and personal property (equipment and computer hardware and software) and intangible assets. In addition, adjustments were made to conform Lexmark's accounting policies to those of Xerox, including deferred revenue and inventory. In accordance with Article 11 of Regulation S-X, these proforma results exclude adjustments associated with transaction related costs which are already included in the historical financial statements.
We believe comparisons on a pro-forma basis are more meaningful than the actual comparisons given the size and nature of the Lexmark acquisition. We believe the pro forma basis comparisons allow investors to have a better understanding and additional perspective of the expected trends in our business as well as the impact of the Lexmark acquisition on the Company’s operations. The pro forma financial information is based upon available information and assumptions that we believe are reasonable and is for illustrative purposes only. The pro forma combined financial information below should be read in conjunction with the consolidated financial statements and related notes to our 2025 Form 10-K.
Certain pro forma monetary amounts, percentages, and other financial figures included in the Company’s first quarter 2026 earnings materials, including the prepared remarks, investor presentation, and press release have been subject to rounding adjustments. Accordingly, minor differences may exist among such materials. These variances, which result solely from rounding, are not considered material.

Pro Forma Revenues and Key Financial Ratios

	Three Months Ended March 31,
(in millions)	As Reported		Pro Forma(1)	Change B/(W)	Pro Forma(1) Change B/(W)
	2026	2025	2025
Equipment sales	$378	$284	$387	33.1%	(2.3)%
Post sale revenue	1,314	1,010	1,366	30.1%	(3.8)%
IT Solutions	154	163	163	(5.5)%	(5.5)%
Total Revenue	$1,846	$1,457	$1,916	26.7%	(3.7)%

Reconciliation to Condensed Consolidated Statements of Loss:
Equipment sales	$378	$284	$387	33.1%	(2.3)%
Supplies, paper and other sales	437	168	446	160.1%	(2.0)%
IT Products	105	105	105	—%	—%
Sales	$920	$557	$938	65.2%	(1.9)%

Services, maintenance, rentals and other	$816	$763	$841	6.9%	(3.0)%
Xerox Financial Services	61	79	79	(22.8)%	(22.8)%
IT Services	49	58	58	(15.5)%	(15.5)%
Services, maintenance, rentals and other	$926	$900	$978	2.9%	(5.3)%

Segments(2)
Print and Other	$1,692	$1,294	$1,753	30.8%	(3.5)%
IT Solutions	156	164	164	(4.9)%	(4.9)%
Intersegment elimination (3)	(2)	(1)	(1)	NM	NM
Total Revenue	$1,846	$1,457	$1,916	26.7%	(3.7)%

Total Gross Profit	$549	$426	$565	$123	$(16)

Gross Margin
Equipment	10.8%	27.9%	11.1%	(17.1)	(0.3)	pts.
Post sale	34.6%	29.6%	34.1%	5.0	0.5	pts.
Total Gross Margin	29.7%	29.2%	29.5%	0.5	0.2	pts.

RD&E	$64	$42	$74	$(22)	$10
RD&E as a % of Revenue	3.5%	2.9%	3.9%	(0.6)	0.4	pts.

SAG	430	378	$459	$(52)	$29
SAG as a % of Revenue	23.3%	25.9%	24.0%	2.6	0.7	pts.
__________
(1)Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition. ITsavvy results for the full first quarter of 2026 and 2025 are included in our consolidated results. Accordingly, there are no pro forma impacts related to the IT Solutions segment.
(2)Refer to Appendix II, Reportable Segments, for definitions.
(3)Primarily reflects IT hardware, software solutions and services sold by the IT Solutions segment to the Print and Other segment.

Pro Forma Print and Other Revenue

	Three Months Ended March 31,
	As Reported		Pro Forma(1)	% Change	Pro Forma(1) % Change
(in millions)	2026	2025	2025
Equipment sales	$378	$284	$387	33.1%	(2.3)%

Supplies, paper and other sales	437	168	446	160.1%	(2.0)%
Services, maintenance, rentals and other	816	763	841	6.9%	(3.0)%
Xerox Financial Services	61	79	79	(22.8)%	(22.8)%
Post sale revenue	$1,314	$1,010	$1,366	30.1%	(3.8)%

Total Print and Other Revenue	$1,692	$1,294	$1,753	30.8%	(3.5)%
_____________
(1)Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
Pro Forma Adjusted Gross Profit and Margin

	Three Months Ended March 31,
	As Reported		Pro Forma(2)
(in millions)	2026		2025
Revenue(1)	$1,846		$1,916
Cost of revenue(1)	(1,297)		(1,351)
Gross Profit and Margin	549	29.7%	565	29.5%
Adjustment
Inventory impact related to the exit of certain Production Print manufacturing operations	—		7
Lexmark - fixed asset-related purchase accounting adjustment	11		21
Adjusted Gross Profit and Margin	$560	30.3%	$593	30.9%
_____________
(1)Total Revenues and cost of revenues
(2)Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.

Pro Forma Adjusted Operating Income and Margin reconciliation

	Three Months Ended March 31,
	As Reported		Pro Forma(2)
	2026	2025	2025	Change		Pro Forma(2) Change
(in millions)	(Loss) Profit	(Loss) Profit	(Loss) Profit
Reported(1)	$(105)	$(90)	$(132)	$(15)		$27
Income tax expense	32	23	23	9		9
Pre-tax loss	$(73)	$(67)	$(109)	$(6)		$36
Adjustments:
Inventory-related impact - exit of certain production print manufacturing operations	—	7	7	(7)		(7)
Lexmark - fixed asset-related purchase accounting adjustment	11	—	21	11		(10)
Transformation-related costs(3)	2	6	6	(4)		(4)
Restructuring and related costs, net	45	(1)	(2)	46		47
Amortization of intangible assets	30	10	31	20		(1)
Divestitures	—	(4)	(4)	4		4
Transaction and related costs, net	4	3	5	1		(1)
Non-financing interest expense(4)	84	33	33	51		51
Other (income) expenses, net (5)	(31)	35	83	(66)		(114)
Adjusted	$72	$22	$71	$50		$1

Revenue	1,846	1,457	$1,916	$389		$(70)
Pre-tax Loss Margin	(4.0)%	(4.6)%	(5.7)%	0.6	pts.	1.7	pts.
Adjusted Operating Income Margin	3.9%	1.5%	3.7%	2.4	pts.	0.2	pts.
_____________
(1)Net (Loss)
(2)Reflects the inclusion of Lexmark's estimated results from January 1, 2025 through March 31, 2025. Lexmark's actual results are included in Xerox's reported results beginning on July 1, 2025, the effective date of the acquisition.
(3)In the first quarter of 2026, Xerox Holdings Corporation renamed “Reinvention-related costs” to “Transformation-related costs.” This change in terminology did not affect the nature of the costs.
(4)Reflects interest expense primarily related to the recently completed borrowings in support of the Lexmark acquisition financing, repayment of existing borrowings and general corporate purposes, as well as interest related to the funding from the Joint Venture Financing arrangement entered into with TPG in the first quarter of 2026.
(5)Includes non-service retirement-related costs as well as a gain of $56 million related to the early repayment of a portion of our 5.500% Senior Unsecured Notes due August 2028 (the "2028 Senior Unsecured Notes").

APPENDIX I
Xerox Holdings Corporation
Loss per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2026		2025
Basic Loss per Share:
Net Loss	$(105)		$(90)
Accrued dividends on preferred stock	(4)		(4)
Adjusted net loss available to common shareholders	$(109)		$(94)
Weighted average common shares outstanding	128,985		125,194

Basic Loss per Share	$(0.84)		$(0.75)

Diluted Loss per Share:
Net Loss	$(105)		$(90)
Accrued dividends on preferred stock	(4)	0`	(4)
Adjusted net loss available to common shareholders	$(109)		$(94)
Weighted average common shares outstanding	128,985		125,194
Common shares issuable with respect to:
Stock Options	—		—
Restricted stock and performance shares	—		—
Convertible preferred stock	—		—
Warrants	—		—
Convertible Notes	—		—
Adjusted weighted average common shares outstanding	128,985		125,194

Diluted Loss per Share	$(0.84)		$(0.75)

The following securities were not included in the computation of diluted loss per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	119		147
Restricted stock and performance shares	9,440		16,415
Convertible preferred stock	6,742		6,742
Warrants	82,464		—
Convertible Notes	19,196		19,196
Total Anti-Dilutive Securities	117,961		42,500

Dividends per Common Share	$0.025		$0.125

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. During the first quarter of 2025, the Company updated its determination of reportable segments to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, it was determined that there are two reportable segments - Print and Other, and IT Solutions. Prior to this change, the Company had determined that there were two reportable segments - Print and Other and Xerox Financial Solutions (XFS). As a result of this change, prior period reportable segment results and related disclosures have been conformed to reflect the Company’s current reportable segments. Refer to Reportable Segments - Segment Review, for additional information related to these two segments.
During 2024, the Company acquired ITsavvy Acquisition Company, Inc. (ITsavvy), a technology infrastructure solutions provider. As a result of this acquisition, during the first quarter of 2025, we reassessed our operating and reportable segments and determined that, based on the information provided to our CODM, as well as the CEO's management and assessment of the Company's operations, we had two operating and reportable segments - Print and Other, and IT Solutions. We also determined that there were no other businesses that met the requirements to be considered separate operating segments, including our former operating/reporting segment, XFS, whose results are now included in the Print and Other operating/reporting segment.
Our Print and Other segment includes the design, development and sale of document management systems, supplies and services, as well as associated financing and technology-related offerings, digital and print-related software products and services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes the Lexmark acquisition. In addition, the segment includes Xerox Financial Services, a global financing solutions provider, primarily enabling the sale of our equipment and services (previously reported XFS segment), which includes commissions and other payments for the exclusive right to provide lease financing for Xerox products. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers.
Our IT Solutions segment provides clients of all sizes integrated IT infrastructure solutions, delivering business outcomes through its suite of Device Lifecycle Solutions, and Managed IT Services. The IT Solutions business leverages its professional services and engineering capabilities, along with an extensive partner ecosystem to design, develop and deliver comprehensive Network and Security Solutions, and Infrastructure and Cloud Solutions. This segment provides services to clients in the U.S., Canada, the U.K., and Western Europe.